Exhibit 23


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


  The Board of Directors
  Hallmark Financial Services, Inc.:

 We consent to incorporation by reference in the registration statement on Form S-8 (File No. 333-41220) of Hallmark Financial Services, Inc. and
 subsidiaries  of  our  report  dated  March   17,  2006,  relating  to   the
 consolidated balance sheets of Hallmark Financial Services, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005 and all financial statement schedules, which report appears in the December 31, 2005 annual report on Form 10-K of Hallmark Financial Services, Inc.

 Our report refers to the January 1, 2003 adoption of the prospective method provisions for stock-based employee compensation.


 /s/ KPMG LLP
 ------------
 KPMG LLP
 Dallas, Texas
 March 22, 2006